Exhibit 99.1

               Oil States Announces Third Quarter 2004 Earnings

    HOUSTON, Nov. 1 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported a 37% year-over-year increase in net income for the quarter ended September 30, 2004 due to strong U.S. drilling activity and contributions from acquisitions completed in 2003 and earlier in 2004. Net income for the third quarter of 2004 increased to $15.5 million, or $0.31 per diluted share, from $11.3 million, or $0.23 per diluted share, in the third quarter of 2003.

    The increase in third quarter earnings was the result of record profits at Tubular Services, the continued strength of Well Site Services and the successful execution of the Company's growth initiatives. The Company generated $251.5 million of revenues and $37.6 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the third quarter of 2004 compared to $177.2 million and $23.9 million, respectively, in the third quarter of 2003.(A) Oil States' revenues and EBITDA for the third quarter increased 42% and 57%, respectively, from last year's results. Tubular Services benefited from continued strong U.S. land drilling activity, rising steel and oil country tubular goods (OCTG) prices, limited OCTG supplies and contributions from the acquisition of the U.S. OCTG distribution business of Hunting Energy Services, L.P. (Hunting), completed in May 2004. Well Site Services generated year-over-year increases in revenues and EBITDA due to strong U.S. land drilling, construction activity in the oil sands region of Canada, incremental profits from capital equipment additions and positive results from the businesses acquired in the last twelve months. These strong results were partially offset by significantly lower year-over- year results from Offshore Products. However, Offshore Products demonstrated sequential improvement in revenues and EBITDA as the segment continued to recover from the lag in deepwater contract awards experienced in the second half of 2003.

    The Company's effective tax rate in the third quarter of 2004 was 41.4% compared to an effective tax rate of 26.6% in the third quarter of 2003 which benefited from available net operating losses (NOL's) in prior periods. Capital expenditures during the third quarter totaled $17.3 million.

    For the nine months ended September 30, 2004, the Company reported net income of $43.8 million, or $0.88 per diluted share, on revenues of $677.9 million and EBITDA of $96.1 million. For the corresponding period in 2003, the Company reported net income of $34.9 million, or $0.71 per diluted share, on revenues of $526.3 million and $73.1 million of EBITDA. This performance represents year-over-year increases in revenues and fully-diluted earnings per share of 29% and 24%, respectively. Reported net income for the 2004 year-to-date period included the effect of a $5.4 million (or $0.11 per diluted share) income tax credit, which reduced the tax provision in the first quarter of 2004, due to the partial reversal of valuation allowances applied against net operating loss carryforwards.

     BUSINESS SEGMENT RESULTS

    Well Site Services

    Well Site Services generated strong earnings as U.S. land drilling and Canadian oil sands activity continued to improve, driving year-over-year improvements in the land drilling, rental tool and accommodations operations. For the third quarter of 2004, revenues and EBITDA from the Well Site Services segment were $79.4 million and $20.5 million, respectively, compared to $56.6 million of revenues and $12.5 million of EBITDA in the third quarter of 2003. This year-over-year increase in revenues of 40% and EBITDA of 64% was due primarily to contributions from acquisitions completed over the past twelve months, strong U.S. land drilling activity and capital investments made in rental tools, drilling rigs and accommodations. These increases were partially offset by decreased offshore rental tool and workover activity due to continued depressed drilling activity in the Gulf of Mexico and shut-downs in the Gulf of Mexico due to hurricanes.

    The accommodations business posted a 46% year-over-year increase in revenues and a 76% year-over-year increase in EBITDA as activity improved in Canada for the oil sands, manufacturing and international operations. The U.S. land drilling business had a record quarter with revenue and EBITDA up 36% and 78%, respectively, from the third quarter of 2003 as the business benefited from strong utilization, improved pricing and contributions from two newly built rigs. EBITDA from the rental tool operations increased 60% year- over-year primarily due to contributions from nine acquisitions completed over the past twelve months and investments made to expand the unit's tool offering.

    Offshore Products

    During the third quarter of 2004, Offshore Products reported $55.3 million of revenues and $5.0 million of EBITDA, compared to $59.3 million of revenues and $10.9 million of EBITDA in the third quarter of 2003. Gross margin for the third quarter fell to 19.3% from 27.3% in the third quarter of 2003 due to lower overhead absorption resulting from reduced activity and product mix. However, results for the third quarter of 2004 improved sequentially despite the recording of a $1.0 million accrual relating to a potential warranty claim associated with an international subsea pipeline project installed during 2000. Excluding this non-recurring accrual, Offshore Products would have displayed sequential improvements in gross margin percentage, as well as revenues and EBITDA. Backlog at the end of the third quarter of 2004 was $87.3 million compared to $98.7 million at June 30, 2004 and $62.6 million at December 31, 2003.

    Tubular Services

    Tubular Services reported another record quarter as the strong OCTG market environment and increasing steel prices drove results. Tubular Services generated $116.9 million of revenues and $14.3 million of EBITDA in the third quarter of 2004 compared to $61.3 million of revenues and $1.9 million of EBITDA in the third quarter of 2003. Tight OCTG supplies, increasing OCTG mill pricing and contributions from the Hunting acquisition were the primary factors for this increase. In addition, Tubular Services also benefited from the overall year-over-year increase in drilling and completion activity, as the U.S. rig count increased 13% from the third quarter of 2003. OCTG shipments were 90,100 tons in the third quarter of 2004 compared to 69,800 tons shipped in the third quarter of 2003. Gross margin for Tubular Services was 14.4% in the third quarter of 2004 compared to 5.9% in the third quarter of 2003. The Company's OCTG inventory at September 30, 2004 was $116.8 million compared to $111.6 million at June 30, 2004. As of September 30, 2004, approximately 65% of Oil States' OCTG inventory was committed to customer orders.

    "Third quarter earnings exceeded our expectations as strong results in our Tubular Services and Well Site Services segments accelerated," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Looking forward, our current expectations are for fourth quarter earnings to be comparable to third quarter earnings. While the OCTG market has remained strong thus far in the fourth quarter, some margin contraction could occur in our Tubular Services segment beginning in the fourth quarter. U.S. drilling activity is expected to remain strong throughout the rest of the year, and we currently expect Canada to have a strong winter drilling season. As a result, Well Site Services should have a strong finish to 2004. Offshore Products is expected to continue to improve from third quarter results as backlog remains strong. In addition, Offshore Products has begun to receive inquiries and orders for repair products and services related to production infrastructure in the Gulf of Mexico damaged by the hurricanes. Given these factors, we are estimating fourth quarter earnings to be in the range of $0.30 to $0.33 per diluted share."

    Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2003 filed by Oil States with the SEC on March 5, 2004.

     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

                         Oil States International, Inc.

                            Statements of Operations
                    (in thousands, except per share amounts)

                                   (unaudited)

                                    Three Months Ended     Nine Months Ended
                                       September 30,         September 30,
                                      2004       2003       2004       2003

     Revenue                        $251,538   $177,170   $677,910   $526,310
     Costs and expenses:
       Cost of sales                 197,521    139,355    534,833    411,653
       Selling, general and
        administrative                16,504     14,306     47,077     42,037
       Depreciation and
        amortization                   9,161      6,978     26,477     20,347
       Other expense / (income)          441       (162)       868          3
     Operating income                 27,911     16,693     68,655     52,270

     Interest income                      65        157        222        319
     Interest expense                 (1,993)    (1,654)    (5,463)    (5,020)
     Other income                        494        248        931        509
       Income before income taxes     26,477     15,444     64,345     48,078
     Income tax expense              (10,964)    (4,110)   (20,520)   (13,221)
       Net income applicable to
        common stock                 $15,513    $11,334    $43,825    $34,857

     Net income per common share
       Basic                           $0.31      $0.23      $0.89      $0.72
       Diluted                         $0.31      $0.23      $0.88      $0.71

     Average shares outstanding

       Basic                          49,409     48,554     49,262     48,515
       Diluted                        50,061     49,212     49,895     49,155

     Segment Data:
     Revenues

       Well Site Services            $79,398    $56,560   $248,388   $188,284
       Offshore Products              55,268     59,303    146,096    174,050
       Tubular Services              116,872     61,307    283,426    163,976
     Total Revenues                 $251,538   $177,170   $677,910   $526,310

     EBITDA (A)
       Well Site Services            $20,484    $12,474    $61,303    $43,907
       Offshore Products               4,989     10,934     11,183     28,880
       Tubular Services               14,348      1,948     29,091      4,619
       Corporate / Other              (2,255)    (1,437)    (5,514)    (4,280)
     Total EBITDA                    $37,566    $23,919    $96,063    $73,126

     Operating Income / (Loss)

       Well Site Services            $13,379     $7,315    $41,063    $29,426
       Offshore Products               2,678      9,063      4,696     23,200
       Tubular Services               14,123      1,761     28,452      3,951
       Corporate / Other              (2,269)    (1,446)    (5,556)    (4,307)
     Total Operating Income          $27,911    $16,693    $68,655    $52,270

                         Oil States International, Inc.

                           Consolidated Balance Sheets

                                 (in thousands)

                                            Sep. 30, Jun. 30, Dec. 31, 2004 2004
                                              2003

     Assets                                (unaudited) (unaudited)  (audited)
       Current assets

         Cash                                $23,538     $22,721     $19,318
         Accounts receivable                 161,763     143,564     137,484
         Inventory                           194,665     180,938     121,319
         Prepaid and other current assets      7,178       7,341       9,956
           Total current assets              387,144     354,564     288,077
       Property, plant and equipment, net    212,941     203,585     194,136
       Goodwill                              256,322     255,101     224,054
       Other intangible assets, net            7,675       8,044       5,870
       Other long term assets                  5,456       5,351       5,049

     Total assets                           $869,538    $826,645    $717,186

     Liabilities and stockholders' equity
       Current liabilities
         Accounts payable and accrued
          liabilities                       $122,352    $117,894     $89,243
         Income taxes payable                 12,940       6,557       3,020
         Current debt                          5,961       5,472         873
         Deferred revenue                      7,280       7,018       4,784
         Other current liabilities             2,341       2,491         937
           Total current liabilities         150,874     139,432      98,857
       Long term debt                        185,515     178,236     136,246
       Deferred income taxes                  19,984      18,366      19,411
       Other liabilities                       7,687       7,493       7,561
           Total liabilities                 364,060     343,527     262,075

       Stockholders' equity

         Common stock                            495         494         492
         Additional paid-in capital          337,298     335,946     333,855
         Retained earnings                   152,643     137,130     108,818
         Accumulated other comprehensive
          income                              15,359       9,870      12,289
         Treasury stock                         (317)       (322)       (343)
           Total stockholders' equity        505,478     483,118     455,111

     Total liabilities and stockholders'
      equity                                $869,538    $826,645    $717,186

                         Oil States International, Inc.

                 Additional Quarterly Segment and Operating Data

                                   (unaudited)

                                                      Three Months Ended
                                                         September 30,

                                                    2004               2003

     Additional Well Site Services
      Financial Data ($ in thousands)

       Revenues

         Accommodations                            $42,339            $29,001
         Hydraulic Workover Services                 8,143              7,679
         Rental Tools                               16,165             10,504
         Land Drilling                              12,751              9,376
       Total Revenues                              $79,398            $56,560

       EBITDA (A)
         Accommodations                            $10,308             $5,872
         Hydraulic Workover Services                 1,009              1,145
         Rental Tools                                4,822              3,011
         Land Drilling                               4,345              2,446
       Total EBITDA                                $20,484            $12,474

       Operating Income

         Accommodations                             $7,468             $3,798
         Hydraulic Workover Services                    41                240
         Rental Tools                                2,348              1,528
         Land Drilling                               3,522              1,749
       Total Operating Income                      $13,379             $7,315

     Well Site Services Supplemental
      Operating Data

       Accommodations Operating Statistics

         Average Mandays Served                      7,257              5,599
         Average Camps Rented
           Canadian Side-by-Side Camps                  12                 11
           US Offshore Steel Buildings
            (10 foot wide)                             129                 77

       Hydraulic Workover Services Operating
        Statistics

         Average Units Available                        30                 29
         Utilization                                 28.8%              30.6%
         Average Day Rate ($ in thousands per day)   $10.3               $9.4
         Average Daily Cash Margin ($ in thousands
          per day)                                    $2.2               $2.2

       Land Drilling Operating Statistics

         Average Rigs Available                         17                 15
         Utilization                                 94.1%              91.6%
         Implied Day Rate ($ in thousands per day)    $8.7               $7.4
         Implied Daily Cash Margin ($ in thousands
          per day)                                    $3.1               $2.1

     Offshore Products Backlog ($ in millions)       $87.3              $72.9

     Tubular Services Operating Data

       Shipments (Tons in thousands)                  90.1               69.8
       Quarter end Inventory ($ in thousands)     $116,831            $73,190

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)

                                   (unaudited)

                                         Three Months Ended  Nine Months Ended
                                            September 30,     September 30,
                                            2004     2003     2004     2003

     Net income                           $15,513  $11,334  $43,825  $34,857
     Income tax expense                    10,964    4,110   20,520   13,221
     Depreciation and amortization          9,161    6,978   26,477   20,347
     Interest income                          (65)    (157)    (222)    (319)
     Interest expense                       1,993    1,654    5,463    5,020
         EBITDA                           $37,566  $23,919  $96,063  $73,126

SOURCE  Oil States International, Inc.
    -0-                             11/01/2004
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/

    /Web site:  http://www.oilstatesintl.com /
    (OIS)

CO:  Oil States International, Inc.
ST:  Texas

IN:  OIL
SU:  ERN ERP